Contact: Sam Jefson, Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO ANNOUNCES DEPARTURE OF ROBERT J. OLSON AS CEO

FOREST CITY, IOWA, September 10, 2015 - Winnebago Industries, Inc. (NYSE:WGO) (the Company), a leading United States recreation vehicle manufacturer, announced today that Robert J. Olson notified the Board of Directors that, effective September 24, 2015, he will be stepping down as the interim CEO of the Company. If the CEO position has not been filled by September 24, 2015, Larry Erickson, the Chairman of the Board, will temporarily fill the position.

Chairman of the Board Larry Erickson commented, “We thank Bob for stepping into the CEO role during this time of transition for the Company and wish him well in his retirement.”

Mr. Erickson went on to say “We are continuing our search for a permanent CEO and are confident we will have the position filled in the near future. Things are looking positive at Winnebago and we are very excited about the possibilities that await us. To the extent necessary, I will step into the role of CEO for a short period of time until a permanent CEO is named.”

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, fifth wheel products, and transit buses. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://www.wgo.net/investor.html .

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, unexpected expenses related to ERP and Strategic Sourcing projects and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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